                                                                   EXHIBIT 10(l)


                                 CHEMFIRST INC.
                           BENEFITS RESTORATION PLAN

                                    PREAMBLE


The purpose of the ChemFirst Inc. Benefits Restoration Plan is to restore maximum retirement benefit levels to select members of management and key employees who are restricted by provisions of the Federal Internal Revenue Code and/or the Tax Reform Act of 1986.

The Benefits Restoration Plan is a non-qualified salary deferral and retirement supplement plan made possible by ERISA (Employee Retirement Income Security Act of 1974.)

This Plan is designed to provide retirement benefits and salary deferral opportunities because of the following limitations imposed on the Retirement Plan and the 401(k) Plan by the Internal Revenue Code:

     The "Section 415 Limits" restrict the benefits payable to certain participants in the Retirement Plan.

     The "Section 401 Limits" restrict employee contributions to the 401(k) Plan which results in reduced benefits and for some employees forfeiture of a portion of the Company's matching contribution.

     Effective in 1989, the "Section 401 Limits" specify a maximum amount of employee compensation that can be taken into account for determining qualified retirement plan benefits.

     Income deferred by an employee under the terms of this Plan reduces the amount of compensation that would otherwise be taken into account in determining benefits under the Company's Retirement Plan.
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                               TABLE OF CONTENTS
                               -----------------

       ARTICLE
      ---------

           I        Title and Effective Date                         3

          II        Definitions and Construction of Plan Document    3

         III        Participation                                    6

          IV        Deferral of Compensation                         6

           V        Deferral (401k) Account and Crediting            7

          VI        ESOP Account and Crediting                       8

         VII        Retirement Account and Crediting                 9

        VIII        Distribution                                    10

          IX        Hardship Distributions                          12

           X        Beneficiary                                     12

          XI        Administration of Plan                          13

         XII        Claims Procedure                                14

        XIII        Nature of Company's Obligation                  15

         XIV        Miscellaneous                                   15

                                   ARTICLE I
                            TITLE AND EFFECTIVE DATE

     Section 1.01 Title. This Plan shall be known as the ChemFirst Inc. Benefits Restoration Plan (hereinafter referred to as the "Plan").

     Section 1.02 Effective Date. The effective date of this document is January 1, 1997. This document is a complete amendment and restatement of the First Mississippi Corporation Benefits Restoration Plan, which was originally effective March 1, 1989.


                                   ARTICLE II
               DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENT

     As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

     Section 2.01 Beneficiary. "Beneficiary" shall mean the person or persons or the estate of a Participant entitled to receive any benefits under this Plan.

     Section 2.02 Board of Directors. The term "Board of Directors" shall mean the Board of Directors of the Company.

     Section 2.03 Bookkeeping Account. A "Bookkeeping Account" will be established as a bookkeeping record for each Participant of this Plan and may, at the discretion of the Committee, include one or more sub-accounts to reflect amounts credited to a Participant under the various terms of this Plan.

     Section 2.04 Change in Control. "Change in Control" shall mean a Change in Control of a nature that would be required to be reported, by persons or entities subject to the reporting requirements of Section 14(a) of the Securities Exchange Act of 1934 in response to item 5(f) of Schedule 14A of Regulation 14(a) as in effect on the date hereof; or successor provisions thereto provided that, without limitation, such a change in control shall be deemed to have occurred if (1) any 'person' or 'group' (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), is or becomes the `beneficial owner' (as defined in Rule (d)-3 issued under the Securities Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; or, if, (2) at any time during any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least the majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors still in office who were Directors at the beginning of such two-year period.

     Section 2.05 Committee. "Committee" means the Compensation Committee of the Board of Directors (or its designee) which, along with the Board of Directors, shall manage and administer the Plan. Hereinafter, all references to "Committee" are deemed to refer to the Board of Directors if the Board of Directors is administering the aspect of the Plan to which the reference relates.

     Section 2.06 Company. "Company" shall mean ChemFirst Inc., its successors, any subsidiary or affiliated organizations authorized by the Board of Directors of ChemFirst Inc. or the Committee to participate in this Plan with respect to their Participants, and any organization into which or with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

     Section 2.07 Composite Return Fund. "Composite Return Fund" shall mean that portion of the Bookkeeping Account which, at the Participant's election, is credited with interest at the composite yield in accordance with the terms of
Article V hereof.

     Section 2.08 Deferral Agreement. "Deferral Agreement" means the written form which is submitted to the Named Fiduciary before the relevant Election Date which indicates whether the Executive or Participant wishes to defer a portion of his compensation, indicates the portion of salary to be deferred and designates how the deferred amounts shall be invested within the Plan. No Deferral Agreement shall be effective until acknowledged by the Company.

     Section 2.09 Deferred Compensation. "Deferred Compensation" means the portion of a Participant's salary for any calendar year, or part thereof, that has been deferred pursuant to the Plan.

     Section 2.10     Election Date.    The "Election Date" is the date
established by this Plan as the date before which an Executive must submit a valid Deferral Agreement to the Committee. The Election Dates are as follows:
(a) 30 days after adoption of the Plan for employees who are eligible to participate at the time the Plan is adopted, (b) 30 days after a newly eligible employee is notified of his right to participate in the Plan, (c) December 31 of any calendar year for elections to increase salary deferrals and share unit conversions to be effected in the next calendar year, or (d) any other date selected by the Committee.

     Section 2.11 Election Period. An "Election Period" is a calendar year unless otherwise specified by the Committee.

     Section 2.12 Executive. "Executive" shall mean any member of management (including Chairman of the Board) and/or highly compensated employee who is eligible to participate in the Company's Retirement Plan or 401(k) Plan.

     Section 2.13 FMV. "FMV" or Fair Market Value, shall mean the average of the high and low price of a share of ChemFirst Inc. common stock on a given date.

     Section 2.14 401(k) Plan. "401(k) Plan" shall mean the ChemFirst Inc. 401(k) Plan.

     Section 2.15 Named Fiduciary. "Named Fiduciary", for purposes of the claims procedure of this Plan, shall mean the Company's chief human resources officer and/or chief financial officer as designated by the Committee.
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     Section 2.16     Participant.  "Participant" means an Executive who is
participating in the Plan. "Active Participant" means an Executive who is active in the management of the Company. "Terminated Participant" means an Executive who is no longer active in the management of the Company.

     Section 2.17 Retirement Plan. "Retirement Plan" shall mean the ChemFirst Inc. qualified defined benefit retirement plan, as amended from time to time.

     Section 2.18 Plan. "Plan" means the ChemFirst Inc. Benefits Restoration Plan, as described in this instrument, as amended from time to time.

     Section 2.19 Plan Year. The "Plan Year" is the same as the calendar year.

     Section 2.20 Retirement. "Retirement" means a Participant's Retirement as provided under the terms of the Retirement Plan.

     Section 2.21 Share Unit. "Share Unit" means a phantom share of stock which, for purposes of valuing a participant's account, hereunder, shall have a value equal to the fair market value of a share of ChemFirst (CEM) common stock on a given date and shall be subject to the same dividend earnings and market value adjustments as apply to a share of CEM common stock.

     Section 2.22 Share Unit FMV. "Share Unit FMV" is the same as FMV (i.e., the average of the high and low price of a share of ChemFirst Inc. common stock on a given date).

     Section 2.23 Share Unit Fund. "Share Unit Fund" shall mean that portion of the Bookkeeping Account which, at the Participant's election, is invested in Share Units in accordance with the terms of Article V hereof.

     Section 2.24 Termination of Service. "Termination of Service" or similar expression means the termination of the Participant's employment as a regular employee of the Company and any division, subsidiary or affiliate thereof, other than Retirement.

     Section 2.25 Gender and Number. Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.

     Section 2.26 Titles. Titles of the Articles of this Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of this Plan document.


                                  ARTICLE III
                                 PARTICIPATION

     Section 3.01 Eligibility. Eligibility for participation in this Plan shall be determined by the Committee, in its sole discretion, on an individual basis, but no Executive shall be selected for participation in this Plan unless he qualifies as a member of a select group of management or as a highly compensated employee of the Company and is unable to make a tax-deferred contribution to the 401(k) Plan, or receive a matching contribution, or has an accrued ESOP or Retirement benefit that is limited by reason of limitations imposed by the Internal Revenue Code, or because of any salary reductions imposed by the Company because a Participant is compensated as an independent contractor by a subsidiary of the Company.

     Section 3.02 Participation. An Executive, after having been selected for participation by the Committee, shall as a condition to deferring a portion of his salary under the terms of this Plan, complete and return to the Committee a duly executed Deferral Agreement. A Participant who is eligible to receive a retirement benefit from the Plan shall be provided a copy of a duly executed Plan Acceptance.


                                   ARTICLE IV
                            DEFERRAL OF COMPENSATION

     Section 4.01 Salary Deferral. Each Participant in the Plan may have a percentage of his salary (determined without regard to any tax deferred contributions under this plan, the 401(k) Plan or salary reductions on account of compensation received as an independent contractor for a subsidiary of the Company) deferred in accordance with the terms and conditions of this Plan.
The percentage of such salary to be so deferred under this section shall not exceed the maximum amount permitted by non-highly compensated employees into the 401(k) Plan less amounts deferred into the 401(k) Plan. The specific amount shall be determined each Plan Year by the Committee after a review of contributions eligible to be made to the Company's 401(k) Plan by the Participant.

     Section 4.02 Company Matching Contribution. With respect to amounts deferred under Section 4.01, the company shall add to the Participant's Bookkeeping Account an amount equal to the difference of the amounts described in 4.02(a) and 4.02(b) as follows:

     Section 4.02(a) The amount equal to the matching contribution the Company would have made to the 401(k) Plan if the participant had made a contribution to that Plan in an amount equal to the amount deferred under Section 4.01 without regard to the limitations imposed by the Internal Revenue Code.

     Section 4.02(b) The amount equal to the Company's actual matching contribution to the 401(k) plan for such Plan Year.

     Section 4.03 Deferral Agreement. An eligible Executive desiring to participate in the Plan must submit his written Deferral Agreement to the Named Fiduciary on or before the applicable Election date. Valid Deferral Agreements filed by the applicable Election Date as provided in Section 2.09 (a) or (b) shall cause compensation to be deferred in the calendar year in which such Agreement is made. Deferral Agreements entered into under the conditions of 2.09(c) shall cause compensation to be deferred beginning January 1 of the next calendar year.

     Section 4.04 No Deferral Without Agreement. A Participant who has not submitted a valid Deferral Agreement to the Named Fiduciary before the relevant Election Date may not defer any compensation for the applicable Plan Year under this Plan.

     Section 4.05 Duration of Deferral Agreement. Deferral Agreement elections regarding deferral of salary to be earned in the future remain in effect until revoked or modified by the filing of a new Deferral Agreement.

     Section 4.06 Revocation or Reduction of Deferral. Future deferrals of salary may be stopped or reduced at any time by filing a new Deferral Agreement. Such revocation or reduction will be effective as soon as it is administratively possible for the Company to make such change.

     Section 4.07 Increase of Deferrals. A new Deferral Agreement must be filed under the terms of Section 2.09(c) if the Participant wishes to increase the amount of his future salary to be deferred. Such an election becomes effective on January 1 of the next calendar year.


                                   ARTICLE V
                     DEFERRAL (401k)  ACCOUNT AND CREDITING

     Section 5.01 Bookkeeping Account. Salary deferred by a Participant under a written Deferral Agreement and Company matching contributions shall be credited in a dollar amount to a separate Bookkeeping Account for each Participant.

     Section 5.02 Interest. Salary deferred and matching Company contributions, plus an amount equal to the Participant's deemed interest on amounts invested in the Participant's Composite Return Fund, shall be credited to the Bookkeeping Account on a quarterly basis.

     Section 5.03 Composite Return Fund Crediting Rate. Salary deferrals and matching Company contributions in the Participant's Composite Return Fund shall be credited (or debited) with interest before and after distributions commence with an amount equal to the preceding monthly composite yield (net of investment advisory fees and expressed as a percent) on the ChemFirst Inc. Employee's 401(k) Plan Short-Term Stability Fund, Mid-Term Balanced Fund, and Long-Term Growth Fund as reported by the Plan's Trustee, or a substantially similar average selected by the Committee. Salary deferred and Company matching contributions shall be deemed so invested on the date the amounts deferred are credited to the Bookkeeping Account.

     Section 5.04 Share Unit Purchases. Prior to each Election Date, Active Participants have the option of converting any portion of their Composite Return Fund and/or future deferrals and Company matching contributions into Share Units. Share Units purchased through conversions of portions of the Composite Return Fund, future deferrals and Company matching contributions will be priced at eighty-five percent (85%) of FMV on the date of valuation ("Share Unit Price Valuation Date"). For a Participant's initial election with respect to conversions of the Participant's Composite Return Fund balance, which election shall be made no later than July 16, 1997, and shall be effective as of July 16, 1997 ("Initial Share Unit Conversion Election"), the Share Unit Price Valuation Date shall be July 16, 1997, unless the

FMV of a share of CEM common stock is lower on July 1, 1997 than on July 16, 1997, in which case July 1, 1997 shall be the Share Unit Price Valuation Date. For all other Share Unit conversion elections, the Share Unit Price Valuation Date shall be the date on which the investment election is effective. Except for a participant's Initial Share Unit Conversion Election, which election shall be effective as of July 16, 1997, and, elections to decrease the amount of future salary deferrals to be invested in Share Units, which elections shall be effective as soon as administratively possible, all Share Unit conversion elections hereunder shall be effective on the first business day of the immediately following calendar year. Except for a Participant's Initial Share Unit Investment Election, which election shall be made prior to July 16, 1997, and elections from time to time to decrease the amount of future salary deferrals to be invested in Share Units, all Share Unit Conversion elections shall be made during the month of December preceding the calendar year for which such elections shall be effective, but in no event later than December 31 of the calendar year preceding the calendar year during which such elections shall become effective. A Participant's Share Unit Fund shall be credited with additional Share Units equal in value (based on the FMV of a Share Unit on the applicable dividend record date) to the amount of cash dividends said participant would have received had he owned one (1) share of the Company's Common Stock for each Share Unit credited to such Participant's Share Unit Fund on each dividend record date during the time such Participant is participating in the Plan. A Participant's Share Unit Fund will at no time be credited with interest.


                                   ARTICLE VI
                           ESOP ACCOUNT AND CREDITING

     Section 6.01 Bookkeeping Account. ESOP restoration contributions shall be credited in a dollar amount to a separate Bookkeeping Account for each Participant.

     Section 6.02 Contribution Crediting. ESOP restoration contributions shall be credited to the Bookkeeping Account on the same day of the same quarter in which the qualified ESOP contribution is credited to the Participant's qualified ESOP account. All ESOP Contributions will be invested entirely in Share Units. Share Units purchased with ESOP Contributions will be priced at 100% of FMV as of the first trading day of the applicable Election Period. A Participant's Share Unit Fund shall be credited with additional Share Units equal in value (based on the FMV of a Share Unit on the applicable dividend record date) to the amount of cash dividends said Participant would have received had he owned one (1) share of the Company's Common Stock for each Share Unit credited to such Participant's Share Unit Fund on each dividend record date during the time such Participant is participating in the Plan. Dividends credited on Share Units will be automatically reinvested in additional Share Units purchased at FMV on the dividend reinvestment date.


                                  ARTICLE VII
                       RETIREMENT  ACCOUNT AND CREDITING

     Section 7.01 Retirement Benefit. An Executive shall be entitled to a retirement benefit under this Plan if benefits from the Retirement Plan are less than such benefits would have been if the Section 415 limits did not apply, and the definition of "Compensation" in the Retirement

Plan did not exclude amounts deferred by the Executive under this Plan or any other non-qualified deferred compensation plan maintained by the Company, and/or for years beginning with 1989, compensation in excess of the Section 401(a) (17) Limit.

     Section 7.02 Bookkeeping Account. Retirement contributions shall be credited in a dollar amount to a separate Bookkeeping Account for each Participant. The initial amount credited to the Participant's account as of December 31, 1996 is the present value (PV) of the Participant's Retirement restoration accrued benefit on that date. Thereafter, the account will be credited with a Company contribution as of the last day of each qualified Retirement Plan year in an amount equal to that year's increase in PV. The PV is calculated based on the "actuarial equivalent" rate and mortality table used by the qualified Retirement Plan.

     Section 7.03 Share Unit Purchases. Prior to each Election Date, Active Participants have the option of converting any portion of their Retirement Fund and/or future annual Company contributions into Share Units. Share Units purchased with existing Retirement Funds and future Company matching contributions will be priced at eighty-five percent (85%) of FMV on the date of valuation ("Share Unit Price Valuation Date"). For a Participant's initial election with respect to conversions of the Participant's Composite Return Fund balance, which election shall be made no later than July 16, 1997, and shall be effective as of July 16, 1997 ("Initial Share Unit Conversion Election"), the Share Unit Price Valuation Date shall be July 16, 1997, in which case July 1, 1997 shall be the Share Unit Price Valuation Date. For all other Share Unit Conversion elections, the Share Unit Price Valuation date shall be the date on which the investment election is effective. Except for a participant's Initial Share Unit Conversion Election, which election shall be effective as of July 16, 1997, and elections to decrease the amount of future salary deferrals to be invested in Share Units, which elections shall be effective as soon as administratively possible, all Share Unit Conversion elections hereunder shall be effective on the first business day of the immediately following calendar year. A Participant's Share Unit Fund shall be credited with additional Share Units equal in value (based on the FMV of a Share Unit on the applicable dividend record date) to the amount of cash dividends said Participant would have received had he owned one (1) share of the Company's Common Stock for each Share unit credited to such Participant's Share Unit Fund on each dividend record date during the time such Participant is participating in the Plan.


                                  ARTICLE VIII
                                  DISTRIBUTION

     Section 8.01 Distribution of Account Balance. Distribution of the value of a Participant's Bookkeeping Account balance shall be made according to the terms of the Participant's Deferral Agreement and this Plan.

     Section 8.02 Nonforfeitable Right to Employee Contributions. The Participant shall have a nonforfeitable right to the value of his Bookkeeping Account attributable to his contributions under Section 4.01 of Article IV hereof plus interest where applicable under the terms of this Plan.

     Section 8.03     Vesting of Company Contributions.   The Participant shall
vest in any Company contributions plus earnings thereon as provided under the terms of the vesting schedule of the applicable qualified Plan.

     Section 8.04 Loans. No loans to Participants of amounts in a Participant's Bookkeeping shall be permitted.

     Section 8.05 Distribution of Composite Return Fund. Distributions of a Participant's Composite Return Fund shall be made in cash and in any form permitted under the terms of the Deferral Agreement.

     Section 8.06 Distribution of Share Unit Fund. Distributions of a Participant's Share Unit Fund shall be made in cash or ChemFirst common stock (provided any required shareholder approval of payment in the form of CEM common stock is obtained) at the discretion of the Committee, and in any form permitted under the terms of the Deferral Agreement. In the case of voluntary resignation or retirement, if the Participant elects a lump-sum payout, all Share Unit conversions of account balances which occur within two (2) years prior to the due date of the lump-sum payout will not be eligible for the fifteen percent (15%) discount. However, purchases of share units using contributions earned within two years of voluntary resignation or retirement will be eligible for the fifteen percent (15%) discount, even if the participant elects to receive a lump-sum payout.

Notwithstanding the above, if a participant elects to receive his benefit payout in annual installments, he will be entitled to the fifteen percent (15%) discount on all share unit conversions of existing assets, even those conversions occurring within two years of voluntary resignation or retirement.

     Section 8.06 Distribution of Retirement Fund. Distribution of a Participant's Retirement Fund shall be paid in cash and any form permitted under the terms of the qualified Retirement Plan.

     Section 8.07 Withholding for Taxes. The Company shall be entitled to withhold from payments due under the Plan any and all taxes of any nature required by any government to be withheld from compensation paid to employees.

     Section 8.08 Payout of Account Balances. In the case of lump sum payout of account balance, for purposes of determining the amount of such lump sum payout interest shall accrue on the portion of the account invested in the Composite Return Fund up to the date of the payment of the lump sum amount at the composite yield specified in Section 5.03 hereof. Each Share Unit in the Share Unit Fund will be valued at the FMV of a share of ChemFirst Common Stock on the first business and trading day of the calendar year during which the lump sum payment is to be made. The lump sum payment will be made in the year following the termination event.

In the case of payout in annual installments, each such annual installment shall be composed of two (2) parts, with one part representing the return of the portion of the Bookkeeping Account which is invested in the Composite Return Fund ("Interest Portion") and the other part representing the return of the portion of the Bookkeeping Account which is invested in the Share Unit Fund ("Share Unit Portion"). The Interest Portion of each annual installment shall be calculated as follows.

     (i) The first installment payment will be based on the assumption that the interest rate used to calculate the ten (10) annual payments remains constant for the full term of the benefit payout. The deemed-constant interest rate used in this calculation will be equal to the monthly composite yield (net of investment advisory fees and expressed as a percent) on the ChemFirst Inc. Employee's 401(k) Plan Short-Term Stability Fund, Mid-Term Balanced Fund, and Long-Term Growth Fund as reported by the Plan's Trustee, or a substantially similar average selected by the Committee, for the month preceding the month during which the first installment is to be paid.

     (ii) For all subsequent annual payments, the amount of each annual payment will be calculated based on the assumption that an interest rate equal to the monthly composite yield (net of investment advisory fees and expressed as a percent) on the ChemFirst Inc. Employee's 401(k) Plan Short-Term Stability Fund, Mid-Term Balanced Fund, and Long-Term Growth Fund as reported by the Plan's Trustee, or a substantially similar average selected by the Committee for the month preceding the month of said payment shall be the applicable interest rate for the remainder of the payout period. The amount of the annual payment will be recalculated annually with adjustments made for previous benefit payments and the actual number of remaining payments based on an assumed constant interest rate.

The Share Unit Portion of each installment payment shall be calculated as follows:

     (i) The number of Share Units in the Share Unit Fund as of the December 31 of the year of termination will be divided by ten. This quotient shall hereinafter be referred to as the "SU Quotient".

     (ii) The Share Unit Portion of each installment payment shall be for an amount equal to the SU Quotient times the FMV of a share of ChemFirst Common Stock on the first business and trading day of the calendar year during which said installment is to be paid. After each such Share Unit Portion installment payment, an amount of Share Units equal to the SU Quotient shall be deducted from the payment recipient's Share Unit Fund. Payment amounts will fluctuate annually according to variations in the ChemFirst Common Stock market price from one payment date to the next. Share Units credited to the Participant's Share Unit Fund subsequent to December 31 of the year of termination on account of dividend credits shall be accumulated and added to the SU Quotient which applies to the final Share Unit Portion installment payment to which the Participant is entitled.

                                   ARTICLE IX
                             HARDSHIP DISTRIBUTIONS

     Section 9.01 Hardship. At the request of a Participant before or after the

Participant's Retirement or Termination of Service, or at the request of the Participant's Beneficiary after the Participant's death, the Plan Committee may, in its sole discretion, accelerate and pay all or part of the value of a Participant's Bookkeeping Accounts due under this Plan. Accelerated distributions at the request of the Participant or a Participant's Beneficiary may be allowed only in the event of a financial emergency beyond the Participant's or Beneficiary's control due to unforeseeable circumstances and only if disallowance of a distribution would create a severe hardship for the Participant or Beneficiary. An accelerated distribution must be limited to only that amount necessary to relieve the financial emergency.

Hardship distributions can be made from any of the Participant's investment funds. In the case of a hardship withdrawal where Share Units are being exchanged for cash, the Share Units will be valued at Share Unit FMV as of the date the Committee approved the hardship withdrawal. The Participant will earn interest on the Composite Return Account through that date. Any Retirement funds withdrawn will be valued based on the same actuarial calculation used by the qualified retirement plan for lump-sum payouts.


                                   ARTICLE X
                                  BENEFICIARY

     Section 10.01 Beneficiary Designation. A Participant shall designate his Beneficiary to receive benefits under the Plan by completing a Beneficiary designation form. If more than one Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Committee a change of Beneficiary form. However, no change of Beneficiary shall be effective until acknowledged in writing by the Company.

     Section 10.02 Proper Beneficiary. If the Company has any doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the company from all further obligations with respect to that payment.

     Section 10.03     Minor or Incompetent Beneficiary.    In making any
payments to or from the benefit of any minor or an incompetent Beneficiary, the Committee, in its sole and absolute discretion may make a distribution to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent. Or, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company. Neither the Committee nor the company shall have any responsibility to see to the proper application of any payments so made.


                                   ARTICLE XI
                           ADMINISTRATION OF THE PLAN

     Section 11.01 Majority Vote. All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

     Section 11.02 Finality of Determination. Subject to the Plan, the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The decisions, actions and records of the Committee shall be conclusive and binding upon the company and all persons having or claiming to have any right or interest in or under the Plan.

     Section 11.03 Certificates and Reports. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

     Section 11.04 Indemnification and Exculpation. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership on the Committee. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law.

     Section 11.05 Expenses. The expenses of administering the Plan shall be borne by the Company.


                                  ARTICLE XII
                                CLAIMS PROCEDURE

     Section 12.01 Written Claim. Retirement benefits and the value of a Participant's Bookkeeping Account shall be paid in accordance with the provisions of the agreement and any applicable Deferral Agreement. The Participant, or a designated recipient or any other person claiming through the Participant shall make a written request for benefits under this agreement. This written claim shall be mailed or delivered to the Manager of Employee Benefits and shall be reviewed by the Names Fiduciary or his delegate.

     Section 12.02 Denied Claim. If the claim is denied, in full or in part, the Named Fiduciary shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

     Section 12.03 Review Procedure. If the claim is denied and a review is desired, the Participant (or Beneficiary) shall notify the Named Fiduciary in writing within sixty (60) days after receipt of the written notice of denial (a claim shall be deemed denied if the Named

Fiduciary does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Participant or his Beneficiary may request a review of the Plan Document or their pertinent documents with regard to the employee benefit plan created under this agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

     Section 12.04 Committee Review. The decision on the review of the denial claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if a hearing is not held) or within sixty
(60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan on which the decision is based.


                                  ARTICLE XIII
                         NATURE OF COMPANY'S OBLIGATION

     Section 13.01 Company's Obligation. The Company's obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan.

     Section 13.02 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company and Participants and their beneficiaries shall have only the rights of general creditors of the Company.


                                  ARTICLE XIV
                                 MISCELLANEOUS

     Section 14.01 Written Notice. Any notice which shall be or may be given under the Plan or a Deferral Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company at P. O. Box 1249, Jackson, Mississippi 39215-1249, marked for the attention of the Manager of Employee Benefits of the Company or if notice to a Participant, addressed to the address shown on such Participant's Deferral Agreement.

     Section 14.02 Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

     Section 14.03 Merger, Consolidation or Acquisition. The Plan shall be binding upon the Company, its assigns, and any successor Company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon an Executive, his Beneficiary, assigns, heirs, executors and administrators.

     Section 14.04 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or part, at any time. This right includes the right to make retroactive amendments. However, no Company action under this right shall reduce the Bookkeeping Account of any Participant or his Beneficiary. In the event of a Change of Control, the Plan cannot be modified, amended or terminated without the written consent of all Beneficiaries in payment status and Participants.

     Section 14.05 Nontransferability. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, his spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony maintenance, owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

     Section 14.06 Legal Fees. All reasonable legal fees incurred by any Participant (or former Participant) or Beneficiary to successfully enforce his valid rights under this Plan shall be paid by the Company in addition to sums due under this Plan.

     Section 14.07 Acceleration of Payment. The Company reserves the right to accelerate the payment of any benefits payable under this Plan at any time without the consent of the Participant, his estate, his Beneficiary or any other person claiming through the Participant. For the purpose of establishing fund value on the date of the accelerated payment, the Plan will use the same calculations used in the case of a hardship withdrawal as described under
Section 9.01.

     Section 14.08 Applicable Law. This Plan shall be governed by the laws of the state of Mississippi.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 20th day of November, 1997, effective as of the 1st day of January, 1997.

                                          CHEMFIRST INC.

                                          By:  /s/ William B. Kemp, Jr.

                                          Title:  VP Human Resources